                                                                    EXHIBIT 23.3

                          CONSENT OF ERNST & YOUNG LLP


         We hereby consent to the use of our name and the inclusion of references to, and descriptions of, our tax opinion to Quantum Corporation, dated October 3, 2000, and reliance letter to Maxtor Corporation, dated October 3, 2000 in this registration statement on Form S-3 of Maxtor Corporation.


Ernst & Young LLP


San Jose, California
October 2, 2001